ADP

Non-Qualified	ID
XX/XX/20__	SUBSID
LOCATION CODE

STOCK OPTION GRANT

(Non-Employee Director)

AUTOMATIC DATA PROCESSING, INC. (the “Company”), pursuant to the 2008 Omnibus Award Plan (the “Plan”), hereby irrevocably grants to FirstName LastName (the “Participant”), on XXXX XX, 20__ the right and option to purchase Shares shares of the Common Stock of the Company on the following terms and conditions:

1.	The option herein granted shall become exercisable in whole or in part as follows:

(a)	Exercisable as to	Vesting1 shares on and after Date1;

(b)	Exercisable as to an additional Vesting2 shares on and after Date2;

(c)	Exercisable as to an additional Vesting3 shares on and after Date3;

(d)

Exercisable in its entirety on the earlier of (i) on and after Date4 and (ii) the date such Participant retires from the Company’s Board of Directors, but only if the Accelerated Vesting Criteria (as defined in Section 8 hereof) is satisfied at the time of such retirement; and

(e)	Exercisable in full (i) upon the death of the Participant, or (ii) in the event of total and permanent disability of the Participant.

(f)	Except as specifically set forth in Section 1(d)(ii) and 1(e) above, no shares shall become exercisable following the cessation of the Participant’s membership on the Company’s Board of Directors.

2.	The unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:
(a)	the expiration of ten years from the date on which the option was granted;

(b)	the expiration of 60 days from the date the Participant ceases to be a member of the Company’s Board of Directors; provided, however, that

(i)	if the Participant ceases to be a member of the Company’s Board of Directors because of total and permanent disability, the provisions of sub-paragraph (c) shall apply,

(ii)

if the Participant shall die while a member of the Company’s Board of Directors or during the 60-day period following the date the Participant ceases to be a member of the Company’s Board of Directors, the provisions of sub-paragraph (d) below shall apply, and

(iii) if the Participant shall retire from the Company’s Board of Directors, and satisfy the Accelerated Vesting Criteria at the time of such retirement, the provisions of sub-paragraph (e) below shall apply;

(c)

if Section 2(b)(i) applies, (i) if the Participant satisfied the Accelerated Vesting Criteria at the time of Participant’s total and permanent disability, the expiration of 36 months after the date the Participant ceases to be a member of the Company’s Board of Directors because of total and permanent disability, or (ii) if the Participant did not satisfy the Accelerated Vesting Criteria at the time of Participant’s total and permanent disability, the expiration of 12 months after the date the Participant ceases to be a member of the Company’s Board of Directors because of total and permanent disability; provided, however, that if the Participant shall die during the 36-month period specified in clause (i) of this Section 2(c) or the 12-month period specified in clause (ii) of this Section 2(c), as applicable, then the unexercised portion shall become null and void upon the expiration of 12 months after death of the Participant;

(d)

if Section 2(b)(ii) applies, (i) if the Participant satisfied the Accelerated Vesting Criteria at the time of death, the expiration of 36 months after death of the Participant, or (ii) if the Participant did not satisfy the Accelerated Vesting Criteria at the time of death, the expiration of 12 months after death of the Participant; and

(e)

if Section 2(b)(iii) applies, the expiration of 36 months after the retirement of the Participant from the Company’s Board of Directors; provided, however, that if such Participant shall die during the 36 month period following the date of such Participant’s retirement, then the unexercised portion shall become null and void on the later of (i) the expiration of 36 months after the retirement of the Participant, or (ii) 12 months after death of the Participant.

3.

For the avoidance of doubt, and notwithstanding any provision (or interpretation) of Section 2 to the contrary, the unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void upon the expiration of ten years from the date of this Stock Option Grant.

4.	The full price for each of the shares purchased pursuant to the option herein granted shall be $XX.XX.

5.

Full payment for shares purchased by the Participant shall be made at the time of the exercise of the option in whole or in part. No shares shall be issued until full payment therefore has been made and the Participant shall have none of the rights of a shareholder with respect to any shares subject to this option until such shares shall have been issued.

6.

The option herein granted is non-assignable and non-transferable, other than by will or by the laws of descent and distribution, and during the Participant’s lifetime shall be exercisable only by the Participant.

7.

In the event of one or more stock splits, stock dividends, stock changes, reclassifications, recapitalizations or combinations of shares prior to complete exercise of the option herein granted which change the character or amount of the shares subject to the option, this option to the extent that it shall not have been exercised, shall entitle the Participant or the Participant’s executors or administrators to receive in substitution such number and kind of shares as he, she or they would have been entitled to receive if the Participant or the Participant’s executors or administrators had actually owned the shares subject to this option at the time of the occurrence of such change; provided, however that if the change is of such nature that the Participant or the Participant’s executors or administrators, upon exercise of the option, would receive property other than shares of stock, then the Board of Directors shall adjust the option so that he, she or they shall acquire only shares of stock upon exercise, making such adjustment in the number and kind of shares to be received as the Board shall, in its sole judgement, deem equitable; provided, further, that the foregoing shall not limit the Company’s ability to otherwise adjust the option in a manner consistent with Section 12 of the Plan.

8.	As used herein, the term “Accelerated Vesting Criteria” means being a member of the Company’s Board of Directors for at least ten years.

9.

It is understood and agreed that the option herein granted has been granted pursuant to the Plan adopted by the Board of Directors and stockholders of the Company, and that this Stock Option Grant shall be governed by, and construed in accordance with, the laws of the State of Delaware.

By:	/s/ James B. Benson
James B. Benson
Corporate Vice President / Secretary